Exhibit 10.1

March 1, 2018

General Dynamics Corporation

2941 Fairview Park Drive, Suite 100

Falls Church, VA 22042

Attention: David H. Fogg, Vice President—Treasurer

Re:	364-Day Incremental Credit Facility Commitment Letter

Ladies and Gentlemen:

General Dynamics Corporation (the “Borrower”) has requested that (i) JPMorgan Chase Bank, N.A. (“JPMorgan”) and Wells Fargo Securities, LLC (“WFS”, and collectively with JPMorgan, the “Arrangers”) agree to structure, arrange and syndicate a 364-day incremental revolving credit facility (the “Facility”) in the initial aggregate principal amount of up to $7.5 billion (the “Aggregate Commitment”), (ii) JPMorgan and Wells Fargo Bank, National Association (“WFBNA”, and collectively with JPMorgan, the “Commitment Parties”) commit to provide a portion of the Facility, (iii) JPMorgan agrees to serve as administrative agent for the Facility and (iv) WFBNA agrees to serve as syndication agent for the Facility.

The Arrangers are pleased to advise the Borrower that they are willing to act as joint lead arrangers and joint bookrunners for the Facility. Furthermore, and subject to the terms and conditions herein, (i) each Commitment Party is pleased to advise the Borrower of (a) its several commitment to provide $1,275,000,000 of the Aggregate Commitment on the Closing Date (as defined in the Term Sheet) (collectively, the “Commitment Parties Commitments”), (ii) each Arranger is pleased to advise the Borrower of its agreement to use commercially reasonable efforts to assemble a syndicate of financial institutions identified by the Arrangers in consultation with the Borrower (together with JPMorgan and WFBNA, the “Lenders”) to provide the balance of the Aggregate Commitment for the Facility, (iii) JPMorgan is pleased to offer to act as administrative agent for the Facility and (iv) WFBNA is pleased to offer to act as syndication agent for the Facility, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter and in the Confidential Term Sheet attached hereto as Exhibit A (the “Term Sheet” and, together with this commitment letter, the “Commitment Letter”). It is a condition to each Commitment Party’s commitment hereunder that the portion of the Aggregate Commitment not being provided by the Commitment Parties shall be provided by the other Lenders.

It is agreed that JPMorgan will act as the sole and exclusive administrative agent, that WFBNA will act as the sole and exclusive syndication agent and that the Arrangers will act as sole and exclusive joint lead arrangers and joint bookrunners for the Facility; provided that (i) the Borrower agrees that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC and (ii) the Borrower may appoint up to two (2) other financial institutions as joint bookrunners, joint lead arrangers and co-documentation agents so long as each such institution (or its leading affiliate) commits to the Facility an amount that is no less than each Commitment Party’s commitment hereunder. It is agreed that JPMorgan will have “left placement”, WFS will have “middle placement”, and the remaining arrangers and bookrunners will be subsequently listed in alphabetical order in the Confidential Information Memorandum referred to below and in all other marketing materials or advertisements related to the Facility.

The Arrangers will use their best efforts to form a syndicate of Lenders to provide the additional commitments required to complete the Facility. The Borrower agrees that, except as provided in clause (ii) of the immediately preceding paragraph, no other titles will be awarded, and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid, in connection with the Facility, unless in each case the Borrower and the Arrangers shall so agree. Each of the Arrangers reserves the right to allocate the relevant Commitment Parties Commitment among its affiliates.

The Arrangers will, in consultation with the Borrower, manage all aspects of the syndication, including, without limitation, decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, designation of titles, the allocations of the commitments among the Lenders and the amount and distribution of the fees among the Lenders. The Borrower agrees to participate actively in the preparation of an information package regarding the operations and prospects of the Borrower to be used in connection with the syndication, including a Confidential Information Memorandum (collectively with the Term Sheet, the “Information Materials”), and the presentation of the Information Materials to prospective Lenders. Before distribution of any Information Materials, the Borrower agrees to execute and deliver to the Arrangers a letter in which the Borrower authorizes distribution of the Information Materials to a prospective Lender’s employees, subject to the agreement by each such prospective Lender to maintain the confidentiality of the Information Materials on terms set forth in the Information Materials and approved by the Borrower (such approval not to be unreasonably withheld or delayed). You hereby authorize the Arrangers and the Commitment Parties to download copies of the Borrower’s trademark logos from its website and post copies thereof on the IntraLinks site or similar workspace established by the Arrangers to syndicate the Facility and use the logos on any confidential information memorandum, presentations and other marketing materials prepared in connection with the syndication of the Facility. The Borrower agrees that, prior to and during the syndication of the Facility, neither it nor any of its subsidiaries shall place, arrange or renew any commercial bank or other credit facilities, other than a Five-Year multicurrency revolving credit facility as contemplated by that certain commitment letter dated the date hereof among the Borrower and the Arrangers.

The obligation of the Commitment Parties and the other Lenders to make loans under the Facility is subject to the following: (i) the preparation, execution and delivery of a 364-day credit agreement (“Credit Agreement”) and other loan documents (collectively, together with the Credit Agreement, the “Loan Documents”) mutually acceptable to the Borrower and the Lenders incorporating, without limitation, substantially the terms and conditions outlined herein and in the Term Sheet; (ii) receipt of commitments from other Lenders on the terms and conditions of the attached Term Sheet for the balance of the Aggregate Commitment; and (iii) the Commitment Parties’ determination that there is no material adverse change in the business, financial condition or results of operations of the Borrower and its subsidiaries, taken as a whole, from December 31, 2017.

The Arrangers will have no responsibility other than to arrange the syndication as set forth herein. The Arrangers and the Commitment Parties are acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the arrangement of the Facility (including in connection with determining the terms of the Facility) and the other services described herein (as applicable) and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Arranger or Commitment Party based on an alleged breach of fiduciary duty by such Arranger or Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that the Arrangers and the Commitment Parties are not advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Arrangers and Commitment Parties shall have no responsibility or liability to the Borrower with respect thereto. Any review by the Arrangers and Commitment Parties of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Arrangers and the Commitment Parties and shall not be on behalf of the Borrower.

The Borrower hereby agrees to reimburse the Arrangers and Commitment Parties for all reasonable and documented out-of-pocket expenses (including the reasonable fees, time charges and expenses of one primary counsel for the Arrangers and Commitment Parties) incurred in connection with the preparation, negotiation, execution, syndication and distribution (including, without limitation, via Intralinks) of this Commitment Letter, the fee letter delivered with the Commitment Letter (the “Fee Letter”), the Loan Documents and any other documentation contemplated hereby or thereby. The Borrower hereby agrees to reimburse the Arrangers and Commitment Parties for all reasonable and documented out-of-pocket expenses (including the reasonable fees, time charges and expenses of one primary counsel for the Arrangers and Commitment Parties, taken as a whole, and one additional local counsel in each applicable jurisdiction for the Arrangers and Commitment Parties, taken as a whole, and additional counsel in light of actual or potential conflicts of interest) incurred in connection with the enforcement of this Commitment Letter, the Fee Letter, the Loan Documents and any other documentation contemplated hereby or thereby. The Borrower hereby further agrees to indemnify and hold harmless the Arrangers, the Commitment Parties, and their respective officers, employees, agents and directors (each an “indemnified party”) against any and all losses, claims, damages, costs, expenses (including the reasonable and documented fees, time charges and expenses of one primary counsel for all indemnified parties, taken as a whole, and a single local counsel in each applicable jurisdiction for all such indemnified parties, taken as a whole, and additional counsel in light of actual or potential conflicts of interest) or liabilities of every kind whatsoever (collectively, the “Indemnified Obligations”) to which each of the indemnified parties may become subject directly related to and arising solely from the matters which are the subject of this Commitment Letter, including, without limitation, expenses incurred in connection with investigating or defending against any liability or action (whether or not such indemnified party is a party thereto), except that the Borrower shall not be liable for any Indemnified Obligations of any indemnified party to the extent any of the foregoing is found in a final judgment by a court of competent jurisdiction to have arisen or resulted from (i) the gross negligence, bad faith or willful misconduct of the respective indemnified party or any Related Indemnified Person (as defined below) of such indemnified party, (ii) a material breach of the express obligations of any indemnified party or any Related Indemnified Person thereof under this Commitment Letter, the Fee Letter or the Loan Documents, or (iii) any claim, litigation, investigation or proceeding (except to the extent involving any act or omission by you or any of your affiliates) brought by any indemnified party against any other indemnified party or any Related Indemnified Person of any indemnified party (other than claims against any indemnified party or any of its Related Indemnified Persons in its capacity or in fulfilling its role as an agent, arranger, bookrunner or any similar role with respect to the Facility). For purposes hereof, a “Related Indemnified Person” of an indemnified party means (1) any controlling person or controlled affiliate of such indemnified party, (2) the respective directors, officers or employees of such indemnified party or any of its controlling persons or controlled affiliates and (3) the respective agents, advisors and representatives of such indemnified party or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting at the instructions of such indemnified party, controlling person or such controlled affiliate; provided that each reference to a controlling person, controlled affiliate, director, officer or employee in this sentence pertains to a controlling person, controlled affiliate, director, officer or employee involved in the structuring, arrangement, negotiation or syndication of the Commitment Letter and the Facility. Neither the Arrangers, any Commitment Party nor any other Lender shall be liable under this Commitment Letter or any Loan Document or in respect of any act, omission or event relating to the transaction contemplated hereby or thereby, on any theory of liability, for any special, indirect, consequential or punitive damages.

The Borrower’s obligations under the immediately preceding paragraph shall continue and are and shall remain absolute obligations of the Borrower, unless and until superseded by the reimbursement and indemnity provisions of definitive Loan Documents, whether or not Loan Documents are executed or any loan is made by the Lenders or any conditions of lending are met. The obligations of the Arrangers, the Commitment Parties and the other Lenders under this Commitment Letter shall be enforceable solely by the Borrower and may not be relied upon by any other person. For purposes of this and the immediately preceding paragraph, the terms “Commitment Parties” and “Arrangers” shall include affiliates thereof.

This Commitment Letter and the Fee Letter are for the Borrower’s confidential use only and may not be disclosed by it to any person other than its employees, attorneys and financial advisors (but not commercial lenders), and then only in connection with the proposed transaction and on a confidential basis, except where (in the Borrower’s reasonable judgment) disclosure is required by law or where the Commitment Parties or the Arrangers consent to the proposed disclosure, which consent shall not be unreasonably withheld. Officers, directors, employees and agents of each of the Arrangers and the Commitment Parties and their respective affiliates shall at all times have the right to share amongst themselves information received from the Borrower and its affiliates and their respective officers, directors, employees and agents. Each of the Commitment Parties and the Arrangers reserve the right to assign some or all of its rights and delegate some or all of its responsibilities hereunder to one of its affiliates or branch offices (including each Commitment Party’s responsibility to fund some or all of the Commitment Parties Commitments in the currencies described in the Term Sheet). This Commitment Letter supersedes any and all prior versions hereof or thereof. This Commitment Letter may only be amended by a writing signed by all parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by electronic or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto and thereto with respect to the Facility and set forth the entire understanding of such parties with respect hereto and thereto.

This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. Each of the parties hereto consents to the exclusive jurisdiction and venue of the state or federal courts located in the Borough of Manhattan in the City of New York. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the Borough of Manhattan in the City of New York. The Borrower, each Commitment Party and each Arranger irrevocably agrees to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the transactions contemplated by this Commitment Letter or the Fee Letter or the performance of services contemplated hereby or thereby.

The Borrower acknowledges that each Commitment Party, each Arranger and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other businesses and persons (collectively, “companies”) in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties, the Arrangers nor any of their affiliates will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Commitment Letter, the Fee Letter or their other relationships with the Borrower in connection with the performance by the Commitment Parties, the Arrangers and their respective affiliates of services for other companies, and will not furnish any such information to other companies. The Borrower also acknowledges that each Commitment Party and each Arranger has no obligation to use in connection with the transactions contemplated by the Commitment Letter, or to furnish to the Borrower, confidential information obtained from other companies. You further acknowledge that each Arranger and each Commitment Party is a full service securities or banking firm engaged in, as applicable, securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Arranger or Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Arranger or Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Each Commitment Party and each Arranger may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning the Borrower and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits of such Commitment Party or Arranger hereunder and shall also be subject to the terms, provisions, restrictions and covenants of such Commitment Party or Arranger hereunder.

The compensation, reimbursement, indemnification and confidentiality provisions contained in this Commitment Letter and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect notwithstanding the termination of this Commitment Letter or each Commitment Party’s commitment hereunder; provided, however, that upon the execution and delivery of the Loan Documents by the Borrower, the Administrative Agent and the Lenders, the reimbursement and indemnification provisions contained herein shall automatically terminate and be superseded by the reimbursement and indemnification provisions of the Loan Documents.

Each Commitment Party and each Arranger hereby notifies the Borrower that pursuant to the requirements of the U.S.A. PATRIOT ACT (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”), it and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and its subsidiaries, which information may include the name and address and other information that will allow such Commitment Party and such Arranger and each of the Lenders to identify the Borrower and its subsidiaries in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Commitment Party, each Arranger and each of the Lenders.

Please indicate the Borrower’s acceptance of the commitment herein contained in the space indicated below and return a copy of this Commitment Letter so executed to the Arrangers. By its acceptance hereof, the Borrower agrees to pay the Commitment Parties and the Arrangers the fees described in the Term Sheet and the Fee Letter delivered therewith. This commitment will expire at 5:00 p.m. (New York time) on March 1, 2018, unless on or prior to such time the Arrangers shall have received a copy of this Commitment Letter executed by the Borrower. Notwithstanding timely acceptance of this Commitment Letter pursuant to the preceding sentence, the commitment herein contained will automatically terminate unless definitive Loan Documents are executed on or before April 13, 2018.

[Signature Page Follows]

Each Commitment Party and each Arranger is pleased to have been given the opportunity to assist the Borrower in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

		By:	/s/ Robert P. Kellas
Name: Robert P. Kellas
Title: Executive Director

WELLS FARGO SECURITIES, LLC		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Lindsay Offutt	By:	/s/ Adam Spreyer
Name: Lindsay Offutt		Name: Adam Spreyer
Title: Director		Title: Director

364-Day Incremental Credit Facility

Commitment Letter

Accepted and agreed to as of the date first above written

GENERAL DYNAMICS CORPORATION

By:	/s/ David Fogg
Name:
Title:

364-Day Incremental Credit Facility

Commitment Letter

Exhibit A

CONFIDENTIAL TERM SHEET

GENERAL DYNAMICS CORPORATION

364-Day Incremental Credit Facility

March 2018

This Term Sheet is delivered with a commitment letter of even date herewith (the “Commitment Letter”) from JPMorgan Chase Bank, N.A. (“JPMorgan”), Wells Fargo Bank, National Association (“WFBNA”) and Wells Fargo Securities, LLC (“WFS”), to the Borrower. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Commitment Letter.

GENERAL TERMS

Borrower:	General Dynamics Corporation, a Delaware corporation (the “Borrower”).

Guarantors:	Consistent with the Existing Credit Agreement defined below.

Administrative Agent:	JPMorgan (the “Administrative Agent”).

Syndication Agent:	WFBNA (the “Syndication Agent”).

Documentation Agents:	Certain institutions to be determined (the “Documentation Agents”; the Administrative Agent, the Syndication Agent and the Documentation Agents are referred to herein collectively as the “Agents”).

Joint Lead Arrangers and Joint Bookrunners:	JPMorgan, WFS and other institutions to be determined (referred to herein collectively as the “Arrangers”).

Lenders:	A group of lenders selected by the Arrangers and acceptable to the Borrower (collectively, together with each of the Agents in its capacity as a lender, the “Lenders”).

CREDIT FACILITY

Amount and Type:	364-day multicurrency revolving credit loan facility (the “Facility”) in a maximum U.S. Dollar amount of up to $7.5 billion (the “Aggregate Commitment”).

Purpose:	For general corporate purposes, including, without limitation, financing the purchase price for the acquisition of CSRA Inc. and the payment of fees, costs and expenses in connection therewith.

Currencies:	Loans under the Facility shall be available in U.S. Dollars, Euro, Pounds Sterling, Swiss Francs, Canadian Dollars and any other freely traded currency that is (x) a lawful currency that is readily available and freely transferable and convertible into U.S. Dollars, (y) for which a LIBOR screen is available in the Administrative Agent’s reasonable determination and (z) agreed to by the Administrative Agent and each of the Lenders. The outstanding U.S. Dollar amount of all Loans shall be calculated on a quarterly basis (or more frequently as determined by the Administrative Agent if any default shall have occurred and is continuing) and if the aggregate outstanding U.S. Dollar amount of all Loans exceeds 105% of the Aggregate Commitment, the Borrower shall make a mandatory prepayment equal to such excess.

Maturity:	Final maturity shall be 364 days from the date of execution of the Credit Agreement (the “Closing Date”).

Conversion to Term Loan:	At the Borrower’s option upon written notice to the Administrative Agent (who shall promptly notify each of the Lenders), the Borrower may convert the aggregate outstanding principal amount of the Facility to a term loan (the “Term Loan”) having a maturity not more than one year after the conversion date identified in such notice (the “Conversion Date”); provided that no such conversion shall occur (i) if a default or unmatured default has occurred and is continuing either on the date of delivery of such notice or on the proposed Conversion Date and (ii) unless and until the Borrower has paid to the Administrative Agent, for the ratable account of each Lender, a term-out fee in an amount equal to 0.75% of the aggregate principal amount of the Term Loan on the Conversion Date; provided, further, that the Conversion Date may not be any later than the date that is 364 days from the Closing Date.

Commitment Reduction and Prepayment:	The aggregate commitments in respect of the Facility shall be automatically and permanently reduced, and after the Closing Date, the aggregate Loans shall be prepaid within five (5) business days of receipt of such amount, at par plus accrued and unpaid interest from (without duplication) 100% of the net cash proceeds received by the Borrower or any of its subsidiaries on or after the date hereof from any sale or issuance of debt securities (excluding any issuances under commercial paper programs); provided, however, that the aggregate commitments in respect of the Facility shall not be reduced below $2.0 billion pursuant to the foregoing.

Documentation:	The Facility will be evidenced by a Credit Agreement, notes and other legal documentation (collectively, together with the Credit Agreement, the “Loan Documents”) mutually satisfactory to the Borrower and the Lenders. The Credit Agreement will contain terms and conditions similar to the terms and conditions found in the Borrower’s Existing Credit Agreement, as modified to reflect terms and conditions obtained by companies of similar credit quality or in similar industries as the Borrower as mutually agreed upon by the Borrower, the Administrative Agent and the Arrangers, and other terms described herein. As used herein, “Existing Credit Agreement” shall mean the Borrower’s Amended and Restated 5-Year Eurocurrency Credit Agreement dated as of July 14, 2011 and amended and restated as of November 10, 2015, as amended.

INTEREST RATES

Rate Options:	At the Borrower’s option: • ABR plus the Applicable ABR Margin • Eurocurrency Rate plus the Applicable Eurocurrency Margin • Competitive Bid Rate

Provisions Relating to Interest Rates:	Eurocurrency Rate interest periods shall be seven days and one, two, three or six months, and with the consent of the Lenders, twelve months. Interest on ABR loans shall be payable on the last business day of each quarter and at final maturity. Interest on Eurocurrency Rate loans shall be payable in arrears on the last day of each interest period and, in the case of an interest period longer than three months, quarterly, upon any prepayment (whether due to acceleration or otherwise) and at final maturity. Interest on all Eurocurrency Rate loans, Competitive Bid Rate loans and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on all ABR loans shall be calculated for actual days elapsed on the basis of a 365 or 366-day year, as applicable. ABR loans shall be available on a same-day basis as long as the requisite notice has been provided by the Borrower by no later than 2:00 p.m., New York City time.

The Credit Agreement will include customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law and (b) indemnifying the Lenders for breakage costs incurred in connection with among other things, any prepayment of a Eurocurrency Rate loan on a day other than the last day of an interest period with respect thereto. After default, at the option of the Required Lenders, the interest rate will be equal to the interest rate otherwise applicable plus 2% per annum.

Definitions Relating to Interest Rates:

The following terms shall have the meanings set forth below:

“ABR” means, for any day, a fluctuating rate of interest equal to the highest of (a) the Prime Rate, (b) the sum of the NYFRB Rate in effect for such day plus 1/2% per annum and (c) the Eurocurrency Rate for a one month interest period in U.S. Dollars on such day (or if such day is not a business day, the immediately preceding business day) plus 1%; provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or any successor or substitute page of such page) at approximately 11:00 a.m. (London time) on such day.

“Applicable ABR Margin” means a percentage per annum determined in accordance with the Pricing Schedule attached hereto.

“Applicable Eurocurrency Margin” means a percentage per annum determined in accordance with the Pricing Schedule attached hereto.

“Eurocurrency Rate” means, with respect to any Eurocurrency Rate loan for any applicable currency and for any interest period, the Eurocurrency Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such interest period; provided that if the Eurocurrency Screen Rate shall not be available at such time for such interest period (an “Impacted Interest Period”) with respect to the applicable currency then the Eurocurrency Rate shall be the Interpolated Rate.. In addition, the provisions in respect of loans denominated in Canadian Dollars will be substantially similar to those set forth in the Existing Credit Agreement.

“Eurocurrency Screen Rate” means, for any day and time, with respect to any Eurocurrency Rate loan for any applicable currency and for any interest period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other person that takes over the administration of such rate for the relevant currency for a period equal in length to such interest period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the Eurocurrency Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding business day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of the Credit Agreement.

“Interpolated Rate” means, at any time, for any interest period, the rate per annum (rounded to the same number of decimal places as the Eurocurrency Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Eurocurrency Screen Rate for the longest period for which the Eurocurrency Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the Eurocurrency Screen Rate for the shortest period (for which that Eurocurrency Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purchases of the Credit Agreement.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means the greater of (i) the Federal Funds Effective Rate in effect on such day and (ii) the Overnight Bank Funding Rate in effect on such day; provided that if none of such rates are published for any day that is a business day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

COMPETITIVE BID RATE OPTION

General:	The Borrower may request (the “Bid Request”) the Administrative Agent to solicit competitive bids from the Lenders at a margin over or under LIBOR or at an absolute rate. LIBOR bids may be requested for interest periods of one, two, three or six months and absolute rate bids may be requested for interest periods of 1 to 360 days. The Bid Request shall specify whether or not such competitive bid loans shall be subject to prepayment. Each Lender will bid at its own discretion for amounts up to the unused portion of the applicable Aggregate Commitment, and the Borrower will be under no obligation to accept any of the bids. However, each Lender’s advance shall not reduce such Lender’s obligation to lend its pro rata share of the remaining undrawn commitment. For purposes of availability, outstanding competitive bid loans will be deemed usage of the Facility.

Bid Selection Mechanism:	The Borrower will determine the aggregate amount of bids, if any, it will accept. Bids will be accepted in order of the lowest to the highest (“Bid Rates”). If two or more Lenders bid at the same Bid Rate and the amount of such bids accepted is less than the aggregate amount of such bids, then the amount to be borrowed at such Bid Rate will be allocated among such Lenders in proportion to the amount for which each Lender bid at such Bid Rate. If the bids are either unacceptably high to the Borrower or insufficient in amount, the Borrower may cancel the auction.

FEES

Commitment Fee:	A commitment fee (the “Commitment Fee”) equal to the per annum percentage identified as the applicable Commitment Fee Rate in the Pricing Schedule attached hereto multiplied by the unused amount of Aggregate Commitment, payable quarterly in arrears to the Administrative Agent for the ratable benefit of the Lenders from the Closing Date until termination in full of the Facility.

PREPAYMENTS AND COMMITMENT REDUCTIONS

Voluntary Commitment Reductions:	The Aggregate Commitment may be reduced by the Borrower in a minimum amount of $10,000,000 and multiples of $1,000,000 in excess thereof upon three business days’ prior written notice.

Voluntary Prepayments:	Loans bearing interest based on the ABR may be prepaid at any time without penalty or premium upon written notice on the date of such prepayment in a minimum amount of $10,000,000 and multiples of $1,000,000 in excess thereof. Loans bearing interest based on the Eurocurrency Rate may be prepaid, subject to funding indemnification but without penalty or premium, on at least three business days’ prior written notice in a minimum amount of $5,000,000 or any integral multiple of $5,000,000 in excess thereof.

CONDITIONS PRECEDENT

Conditions to Each Loan:	The Credit Agreement will contain customary conditions to each loan, similar to those in the Existing Credit Agreement, as modified to reflect terms and conditions obtained by companies of similar credit quality or in similar industries as the Borrower as mutually agreed upon by the Borrower, the Administrative Agent and the Arrangers, including absence of default or unmatured default.

Conditions to Initial Loan:	The Credit Agreement will contain customary conditions to the initial loan, substantially the same as those in the Existing Credit Agreement including delivery of satisfactory loan and other closing documents, including but not limited to the Credit Agreement, appropriate resolutions, good standing certificates, incumbency certificates and opinions of counsel.

REPRESENTATIONS AND WARRANTIES, COVENANTS AND DEFAULTS

Representations and Warranties:	The Credit Agreement will contain customary representations and warranties to be made as of the Closing Date and in connection with each loan, similar (if applicable) to those in the Existing Credit Agreement, as modified to reflect the representations and warranties provided by companies of similar credit quality or in similar industries as the Borrower as mutually agreed upon by the Borrower, the Administrative Agent and the Arrangers. In addition, the Credit Agreement will contain a customary representation and warranty in respect of anti-corruption matters and sanctions laws and regulations.

Covenants:	The Credit Agreement will contain customary covenants similar (if applicable) to those in the Existing Credit Agreement, as modified to reflect the covenants required of companies of similar credit quality or in similar industries as the Borrower as mutually agreed upon by the Borrower, the Administrative Agent and the Arrangers. The Credit Agreement will also contain customary restrictive covenants, similar to those in the Existing Credit Agreement, as modified to reflect the restrictive covenants required of companies of similar credit quality or in similar industries as the Borrower as mutually agreed upon by the Borrower, the Administrative Agent and the Arrangers. In addition, the Credit Agreement will contain a customary covenant in respect of anti-corruption matters and sanctions laws and regulations and a covenant requiring the use of proceeds of the Facility to be used as described in this Term Sheet.

Financial Covenant:	None.

Defaults:	The Credit Agreement will contain customary events of default, similar (if applicable) to those in the Existing Credit Agreement, as modified to reflect the events of default required of companies of similar credit quality or in similar industries as the Borrower as mutually agreed upon by the Borrower, the Administrative Agent and the Arrangers.

OTHER PROVISIONS

Assignments and Participations:	Each Lender may, in its sole discretion, sell participations in the loans and in its commitment to certain eligible assignees. Additionally, each of the Lenders will have the right to sell assignments (and the Borrower shall release the assignor Lender for the amount so assigned) to certain eligible assignees. The consent of the Borrower shall be required for an assignee which is not a Lender or an affiliate thereof; provided, however, that (x) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five business days after having received notice thereof and (y) if a default has occurred and is continuing, the consent of the Borrower shall not be required. The consent of the Administrative Agent shall be required for each assignment. Each such consent shall not be unreasonably withheld or delayed. Each such assignment shall (unless each of the Borrower and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender’s commitment (calculated as at the date of such assignment). An assignment fee of $3,500 will be payable to the Administrative Agent for each assignment. Each Lender may disclose information to prospective participants and assignees who agree to be bound by the confidentiality provisions of the Credit Agreement.

Required Lenders:	Greater than 50%.

Governing Law:	This Term Sheet and any related commitment letter and fee letter are governed by the internal laws of the State of New York.

Defaulting Lenders:	The Credit Agreement shall contain provisions in respect of defaulting lenders similar to those in the Existing Credit Agreement.

EU Bail-In:	The Credit Agreement shall contain the Administrative Agent’s customary provisions in respect of EU “Bail-In” matters.

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This Term Sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the financing contemplated hereby. Any commitment of the Administrative Agent and the other Lenders is subject to negotiation and execution of definitive Loan Documents in form and substance satisfactory to the Lenders, the Borrower, and their respective counsels.

PRICING SCHEDULE

The Commitment Fee Rate, Applicable Eurocurrency Margin and Applicable ABR Margin will be determined by the table below:

Status	Commitment Fee Rate	Applicable Eurocurrency Margin	Applicable ABR Margin
Level I	0.02%	0.55%	0%
Level II	0.03%	0.625%	0%
Level III	0.04%	0.75%	0%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists at any date if, on such date, the Borrower’s Moody’s Rating is Aa3 or better or the Borrower’s S&P Rating is AA- or better.

“Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower’s Moody’s Rating is A1 or better or the Borrower’s S&P Rating is A+ or better.

“Level III Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status or Level II Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s Investors Service, Inc. and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“Rating” means Moody’s Rating or S&P Rating.

“S&P Rating” means, at any time, the rating issued by Standard and Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means Level I Status, Level II Status or Level III Status.

The Commitment Fee Rate, Applicable Eurocurrency Margin and Applicable ABR Margin shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined from its then-current Moody’s or S&P Rating. If the Borrower is split-rated and the ratings differential is one level, the higher rating will apply. If the Borrower is split-rated and the ratings differential is two levels or more, the intermediate rating at the midpoint will apply. If there is no midpoint, the higher of the two intermediate ratings will apply. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If the Borrower has neither a Moody’s Rating nor an S&P Rating, Level III Status shall apply.